Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2015 and
Initiates Fiscal 2016 Guidance; Raises Dividend 7.7 Percent

DALLAS (November 4, 2015) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2015 fiscal year and fourth quarter ended September 30, 2015.

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Fiscal 2015 consolidated net income, excluding net unrealized margins, was $316.5 million, or $3.10 per diluted share, compared with consolidated net income of $284.0 million, or $2.90 per diluted share in the prior year, excluding net unrealized margins.

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Fiscal 2015 net income was $315.1 million, or $3.09 per diluted share, after including noncash, unrealized net losses of $1.5 million, or $(0.01) per diluted share. Net income was $289.8 million, or $2.96 per diluted share in the prior year, after including unrealized net gains of $5.8 million or $0.06 per diluted share.

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Natural gas distribution customers benefited from weather-normalized rates, which returned approximately $19.5 million in savings on customer bills, as a result of weather that was eight percent colder than normal in fiscal 2015.

•	Capital expenditures were $975.1 million for the year ended September 30, 2015, with over 80 percent of that spending related to system safety and reliability investments.

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Atmos Energy expects fiscal 2016 earnings to be in the range of $3.20 to $3.40 per diluted share, excluding net unrealized margins. Capital expenditures are expected to be in the range of $1.0 billion to $1.1 billion in fiscal 2016.

•	The company's Board of Directors has declared a quarterly dividend of $0.42 per common share. The indicated annual dividend for fiscal 2016 is $1.68, which represents a 7.7 percent increase.
For the quarter ended September 30, 2015, consolidated net income, excluding unrealized margins was $30.1 million, or $0.29 per diluted share, compared with net income of $24.9 million, or $0.24 per diluted share for the same quarter last year. Noncash, unrealized net losses from nonregulated operations were $6.6 million, or $(0.06) per diluted share for the three months ended September 30, 2015, and $1.2 million, or $(0.01) per diluted share for the prior-year quarter.
“Our business strategy continues to yield solid results,” said Kim Cocklin, chief executive officer of Atmos Energy Corporation. “Our 2015 financial performance reflects the continued capital investments we have made in our infrastructure to provide safe and reliable gas service to our customers. These investments, along with timely recovery, will position us well for fiscal 2016 and beyond. We remain confident in the fundamental strength of our business to continue delivering annual earnings per share growth in the six to eight percent range,” Cocklin concluded.

Results for the Fiscal Year Ended September 30, 2015
Regulated distribution gross profit increased $61.1 million to $1,237.6 million for the year ended September 30, 2015, compared with $1,176.5 million in the prior-year period. Gross profit reflects a net $70.6 million increase in rates, primarily in the Mid-Tex, West Texas and Kentucky/Mid-States Divisions. Additionally, gross profit increased $4.5 million from higher transportation revenue, while it decreased $10.5 million due to warmer weather. Although weather was eight percent colder than normal during fiscal 2015, it was 10 percent warmer than the prior year, before adjusting for weather normalization mechanisms.

Regulated pipeline gross profit increased $51.6 million to $370.1 million for the year ended September 30, 2015, compared with $318.5 million in the prior fiscal year. This increase primarily reflects a $47.0 million increase in revenue from the Gas Reliability Infrastructure Program (GRIP) filings approved in fiscal 2014 and 2015.

Nonregulated gross profit decreased $15.1 million to $72.9 million for the year ended September 30, 2015, compared with $88.0 million for the prior-year period. Realized margins for gas delivery, storage and transportation services increased $8.3 million year over year, primarily due to a $0.03/Mcf increase in per-unit margins, partially offset by a seven percent decrease in consolidated sales volumes. This increase was more than offset by an $11.4 million decrease in other realized margins primarily related to lower natural gas price volatility in the current year. Finally, unrealized margins decreased $12.0 million.

Consolidated operation and maintenance expense for the year ended September 30, 2015 was $541.9 million, compared with $505.2 million for the prior year. The $36.7 million increase resulted primarily from increased pipeline maintenance spending and higher employee-related expenses.

Depreciation and amortization increased $20.8 million to $274.8 million during the year ended September 30, 2015, compared with $254.0 million for the prior year primarily due to incremental capital investments made in fiscal 2014.

Capital expenditures increased to $975.1 million for the year ended September 30, 2015, compared with $835.3 million in the prior year. The $139.8 million increase is largely due to a $96.9 million increase in spending in the regulated distribution segment, primarily due to a planned increase in safety and reliability investment in fiscal 2015. Additionally, capital spending in the regulated pipeline segment increased $43.4 million in the current year to further ensure the reliability of gas service to the Mid-Tex Division and other regulated distribution customers.

For the year ended September 30, 2015, the company generated operating cash flow of $836.5 million, a $96.5 million increase compared with the year ended September 30, 2014. The year-over-year increase primarily reflects constructive rate adjustments achieved in the prior and current years and lower gas prices during the current-year storage injection season.

The debt capitalization ratio at September 30, 2015 was 47.7 percent, compared with 46.2 percent at September 30, 2014. At September 30, 2015, there was $457.9 million of short-term debt outstanding, compared with $196.7 million at September 30, 2014. Short-term debt levels in the prior year were lower as a result of higher cash balances following the completion of the February 2014 equity offering.

Results for the 2015 Fiscal Fourth Quarter Ended September 30, 2015
Regulated distribution gross profit increased $6.0 million to $240.5 million for the fiscal 2015 fourth quarter, compared with $234.5 million in the prior-year quarter. Gross profit reflects a net $9.1 million increase in rates, primarily in the Mid-Tex and West Texas Divisions.

Regulated pipeline gross profit increased $11.5 million to $97.8 million for the quarter ended September 30, 2015, compared with $86.3 million for the same quarter last year. This increase is primarily the result of a $9.5 million increase to rates under the GRIP filing that became effective in fiscal 2015.

Nonregulated gross profit decreased $0.9 million to $16.1 million for the fourth quarter of fiscal 2015, compared with $17.0 million for the prior-year quarter. Realized margins for gas delivery, storage and transportation services increased $2.3 million quarter over quarter, primarily due to a $0.04/Mcf increase in per-unit margins, partially offset by a four percent decrease in consolidated sales volumes. Additionally, other realized margins increased $5.7 million, primarily related to more favorable financial settlements in the current-year quarter compared to the prior-year quarter. Unrealized margins were $8.9 million lower than the prior-year quarter.

Consolidated operation and maintenance expense for the three months ended September 30, 2015 was $157.4 million, compared with $139.2 million for the prior-year quarter. The $18.2 million quarter-over-quarter increase resulted primarily from increased pipeline maintenance spending and higher employee-related expenses.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2016 earnings to be in the range of $3.20 to $3.40 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $315 million to $335 million, while net income from nonregulated operations is expected to be in the range of $14 million to $19 million. Capital expenditures for fiscal 2016 are expected to range between $1.0 billion and $1.1 billion.

Conference Call to be Webcast November 5, 2015
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2015 financial results and outline the assumptions supporting the fiscal 2016 guidance on Thursday, November 5, 2015, at 10 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments
Election of Director
Effective November 4, 2015, Michael E. Haefner, president and chief operating officer, was elected to the board of directors of the company, with his term expiring at the 2016 annual meeting of shareholders on February 3, 2016.
Senior Management Promotions
On September 28, 2015, Atmos Energy announced the promotion of Michael E. Haefner, from executive vice president to president and chief operating officer, effective October 1, 2015. Additionally, Marvin L. Sweetin, senior vice president of utility operations, was promoted to the newly-created position of senior vice president of safety and enterprise services, effective October 1, 2015.
Credit Facility Replaced
On September 25, 2015, Atmos Energy replaced its existing $1.25 billion revolving credit agreement, which was set to expire on August 22, 2019, with a new $1.25 billion revolving credit agreement (Credit Facility) with substantially the same terms. The Credit Facility also retains a $250 million accordion feature that would allow an increase in commitments up to $1.5 billion. The Credit Facility has an expiration date of September 25, 2020, with the company having the option to twice extend the five-year term for one additional year.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2015. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$1,237,577	$1,176,515
Regulated pipeline segment	370,112	318,459
Nonregulated segment	72,860	87,955
Intersegment eliminations	(532)	(503)
Gross profit	1,680,017	1,582,426
Operation and maintenance expense	541,868	505,154
Depreciation and amortization	274,796	253,987
Taxes, other than income	231,958	211,936
Total operating expenses	1,048,622	971,077
Operating income	631,395	611,349
Miscellaneous expense	(4,389)	(5,235)
Interest charges	116,241	129,295
Income before income taxes	510,765	476,819
Income tax expense	195,690	187,002
Net income	$315,075	$289,817
Basic earnings per share	$3.09	$2.96
Diluted earnings per share	$3.09	$2.96
Cash dividends per share	$1.56	$1.48
Weighted average shares outstanding:
Basic	101,892	97,606
Diluted	101,892	97,608

	Year Ended September 30
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$204,813	$171,585
Regulated pipeline	94,662	86,191
Nonregulated	17,064	26,209
Unrealized margins, net of tax	(1,464)	5,832
Consolidated net income	$315,075	$289,817

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$240,511	$234,491
Regulated pipeline segment	97,807	86,314
Nonregulated segment	16,136	16,987
Intersegment eliminations	(133)	(133)
Gross profit	354,321	337,659
Operation and maintenance expense	157,379	139,163
Depreciation and amortization	70,737	68,256
Taxes, other than income	50,352	46,296
Total operating expenses	278,468	253,715
Operating income	75,853	83,944
Miscellaneous expense	(1,755)	(1,213)
Interest charges	31,075	33,739
Income before income taxes	43,023	48,992
Income tax expense	19,508	25,279
Net income	$23,515	$23,713
Basic earnings per share	$0.23	$0.23
Diluted earnings per share	$0.23	$0.23
Cash dividends per share	$0.390	$0.370
Weighted average shares outstanding:
Basic	102,234	101,247
Diluted	102,234	101,247

	Three Months Ended September 30
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$9,109	$1,556
Regulated pipeline	16,377	17,698
Nonregulated	4,674	5,666
Unrealized margins, net of tax	(6,645)	(1,207)
Consolidated net income	$23,515	$23,713

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2015	2014
Net property, plant and equipment	$7,430,580	$6,725,906
Cash and cash equivalents	28,653	42,258
Accounts receivable, net	295,160	343,400
Gas stored underground	236,603	278,917
Other current assets	70,569	111,265
Total current assets	630,985	775,840
Goodwill	742,702	742,029
Deferred charges and other assets	288,678	350,929
	$9,092,945	$8,594,704

Shareholders' equity	$3,194,797	$3,086,232
Long-term debt	2,455,388	2,455,986
Total capitalization	5,650,185	5,542,218
Accounts payable and accrued liabilities	238,942	308,086
Other current liabilities	457,954	405,869
Short-term debt	457,927	196,695
Current maturities of long-term debt	—	—
Total current liabilities	1,154,823	910,650
Deferred income taxes	1,411,315	1,286,616
Deferred credits and other liabilities	876,622	855,220
	$9,092,945	$8,594,704

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2015	2014
Cash flows from operating activities
Net income	$315,075	$289,817
Depreciation and amortization	274,796	253,987
Deferred income taxes	192,886	189,952
Other	33,772	35,481
Changes in assets and liabilities	19,990	(29,251)
Net cash provided by operating activities	836,519	739,986
Cash flows from investing activities
Capital expenditures	(975,132)	(835,251)
Other, net	377	(2,325)
Net cash used in investing activities	(974,755)	(837,576)
Cash flows from financing activities
Net increase (decrease) in short-term debt	254,780	(165,865)
Net proceeds from issuance of long-term debt	493,538	—
Net proceeds from equity offering	—	390,205
Settlement of Treasury lock agreements	13,364	—
Repayment of long-term debt	(500,000)	—
Cash dividends paid	(160,018)	(146,248)
Repurchase of equity awards	(7,985)	(8,717)
Issuance of common stock	30,952	4,274
Net cash provided by financing activities	124,631	73,649
Net decrease in cash and cash equivalents	(13,605)	(23,941)
Cash and cash equivalents at beginning of period	42,258	66,199
Cash and cash equivalents at end of period	$28,653	$42,258

	Three Months Ended September 30		Year Ended September 30
Statistics	2015	2014	2015	2014
Consolidated distribution throughput (MMcf as metered)	56,614	57,493	429,322	451,803
Consolidated pipeline transportation volumes (MMcf)	146,240	130,777	528,068	493,360
Consolidated nonregulated delivered gas sales volumes (MMcf)	79,167	82,763	351,427	377,441
Regulated distribution meters in service	3,151,312	3,115,069	3,151,312	3,115,069
Regulated distribution average cost of gas	$4.64	$6.10	$5.20	$5.94
Nonregulated net physical position (Bcf)	14.6	9.3	14.6	9.3
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